Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 901 15th Street, NW, Suite 1200 Washington, DC 20005 nelsonmullins.com

April 9, 2026

Eagle Nuclear Energy Corp.

5470 Kietzke Lane, Suite 300

Reno, Nevada 89511

Re: Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), in connection with the registration of (i) the issuance by the Company of up to 23,422,133 shares (the “Warrant Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) that are issuable from time to time upon exercise of outstanding warrants (the “Warrants”), (ii) the issuance by the Company of up to 5,940,000 shares (the “Conversion Shares”) of Common Stock that are issuable from time to time upon the conversion of outstanding shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share of the Company (the “Preferred Stock”), (iii) the offer and sale by certain selling securityholders (the “Selling Securityholders”) named in the Registration Statement (defined below) of an aggregate of up to 30,688,995 shares of Common Stock (the “Resale Shares”), and (iv) the offer and sale by certain of the Selling Securityholders of up to 11,922,133 warrants (the “Resale Warrants”) to acquire Common Stock.

The Warrant Shares, Conversion Shares, Resale Shares and Resale Warrants are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2026, and amended on the date hereof (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of New York and the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Conversion Shares have been duly authorized by all necessary corporate action of the Company and, upon their issuance, delivery and payment therefor in the manner contemplated by the terms of the Amended and Restated Certificate of Designation of Rights and Preferences of the Preferred Stock, will be validly issued, fully paid and non-assessable.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | ILLINOIS | MARYLAND | MASSACHUSETTS
MINNESOTA | NEW YORK | NORTH CAROLINA | OHIO | PENNSYLVANIA | SOUTH CAROLINA | TENNESSEE | TEXAS
VIRGINIA | WEST VIRGINIA

4. When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.

Our opinion set forth in numbered paragraph 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | ILLINOIS | MARYLAND | MASSACHUSETTS
MINNESOTA | NEW YORK | NORTH CAROLINA | OHIO | PENNSYLVANIA | SOUTH CAROLINA | TENNESSEE | TEXAS
VIRGINIA | WEST VIRGINIA